Exhibit 10.3
     Execution Copy
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF WAMSUTTER LLC
DATED DECEMBER 1, 2007
BETWEEN
WILLIAMS FIELD SERVICES COMPANY, LLC
AND
WILLIAMS PARTNERS OPERATING LLC

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AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF WAMSUTTER LLC
     This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”), dated as of December 1, 2007 (the “Effective Date”), is made and entered into by and between WILLIAMS FIELD SERVICES COMPANY, LLC (the “Williams Member”), a Delaware limited liability company, and WILLIAMS PARTNERS OPERATING LLC (the “MLP Member”), a Delaware limited liability company.
ARTICLE 1
SUBJECT MATTER. DEFINITIONS AND RULES OF CONSTRUCTION
     1.1 Subject Matter. This Agreement amends and restates the Operating Agreement of Wamsutter LLC, a Delaware limited liability company (the “Company”), dated as of June 1, 2007 (the “Initial Agreement”), by the Williams Member, as the sole member.
     1.2 Definitions. For purposes of this Agreement, including the Schedules and Exhibits hereto, the terms defined in this Section 1.2 shall have the meanings herein assigned to them and the capitalized terms defined elsewhere in this Agreement, by inclusion in quotation marks and parentheses, shall have the meanings so ascribed to them.
     “Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each taxable year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation sections 1.704-2(g)(1) and 1.704-2(i)(5)), and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable year, are reasonably expected to be allocated to such Member in subsequent years under sections 704(e)(2) and 706(d) of the Code and Treasury Regulation section 1.751-l(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum chargeback pursuant to Section 4.1(b)(ii) or 4.1(b)(iii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Adjusted Property” means any property of the Company, the Carrying Value of which has been adjusted pursuant to Section 3.4(d).
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     “Agreed Value” of any Contributed Property or Adjusted Property means the fair market value of such property or other consideration at the time of contribution as determined by the Company (but only in the absence of a negotiated determination of fair market value among Members, in which case such negotiated value shall be accepted as the Agreed Value) using such reasonable method of valuation as it may adopt. In the absence of a negotiated allocation among the Members (if such negotiated allocation exists, the negotiated allocation will be conclusive), the Company shall, in its sole discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties or Adjusted Properties in a single or integrated transaction among such properties on a basis proportional to their fair market value.
     “Agreement” has the meaning ascribed to such term in the preamble.
     “Annual Business Plan” shall have the meaning ascribed to such term in Section 11.2(c)
     “Assignment Agreement” means the Assignment, Conveyance, Quitclaim Deed and Bill of Sale, dated effective December 1, 2007, by and between the Williams Member and the Company.
     “Available Cash” means, with respect to any Distribution Period ending prior to the dissolution or liquidation of the Company, and without duplication:
     (a) the sum of (i) all cash and cash equivalents of the Company and its subsidiaries on hand at the end of such Distribution Period, including any Net Proceeds of Refinancing, Sale or Other Capital Transactions, (ii) the sum of the Company’s intercompany and affiliate note receivable and payable balances (at the end of the Distribution Period) arising from the Company’s participation in the Williams Member’s Cash Management Program, which sum will be converted to cash on the date of distribution of Available Cash with respect to such Distribution Period, and (iii) in the sole discretion of the Management Committee, all additional changes in the amounts specified in items (i and ii) above through the date of determination of Available Cash with respect to such Distribution Period, less
     (b) the amount of any reserves that are necessary or appropriate in the reasonable discretion of the Management Committee to (i) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the Company) subsequent to such Distribution Period or (ii) comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject; provided, however, that distributions made by the Company or cash reserves established, increased or reduced after the end of such Distribution Period but on or before the date of determination of Available Cash with respect to such Distribution Period shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Distribution Period if the Management Committee so determines.
     Notwithstanding the foregoing, (i) “Available Cash” with respect to the Distribution Period in which a liquidation or dissolution of the Company occurs and any subsequent

Distribution Period shall equal zero and (ii) “Available Cash” does not include any Transition Support Payment.
     Any receivables under the Williams Member’s Cash Management Program included within “Available Cash” shall be converted to cash prior to any distribution under Section 4.3.
     “Average Well Decline Rate” means the average rate of decline in production of all wells in service as part of the Wamsutter Assets during a given Fiscal Year, as such rate is determined annually by the Management Committee. The Average Well Decline Rate shall initially be 14% and shall be reset annually by the Management Committee in accordance with Section 5.4 to reflect the average well decline rate of all wells in service as part of the Wamsutter Assets during the Fiscal Year prior to that just immediately concluded.
     “Bankruptcy” means (i) the filing of any petition or the commencement of any suit or proceeding by a Person pursuant to Bankruptcy Law seeking an order for relief, liquidation, reorganization or protection from creditors, (ii) the entry of an order for relief against a Person pursuant to Bankruptcy Law, or (iii) the appointment of a receiver, trustee or custodian for a substantial portion of a Person’s assets or property, provided such order for relief, liquidation, reorganization or protection from creditors is not dismissed within sixty (60) days after such appointment of a receiver, trustee or custodian.
     “Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or state Law for the relief of debtors.
     “Book Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Member’s share of the Company’s Book Tax Disparities in all Contributed Property and Adjusted Property will be reflected by the difference between such Member’s Capital Account balance as maintained pursuant to Section 3.4 and the hypothetical balance of such Member’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles. The determination of Book Tax Disparity and a Member’s share thereof shall be determined consistently with Regulation section 1.704-3(d).
     “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.
     “Capital Account” means the capital account maintained for each Member for purposes of Section 704(b) of the Code as described in Section 3.4.
     “Capital Contribution” means, with respect to any Member, the amount of capital contributed by such Member to the Company in accordance with Article 3 of this Agreement.
     “Carrying Cost Adjustment” means, with respect to a Growth Capital Investment other than a Growth Well Connection Investment, an amount calculated like interest for the carrying cost of capital at a per annum rate equal to the Default Rate for the period commencing on the date of a Growth Capital Investment and ending on the applicable Placed-in-Service Date.
     “Carrying Value” means (a) with respect to Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions relating to such property charged to the Members’ Capital Accounts, and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 3.4(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Company.
     “Certificates” shall have the meaning ascribed to such term in Section 12.17.
     “Certificate of Formation” means the certificate of formation of the Company, as amended or restated from time to time, filed in the Office of the Secretary of State of the State of Delaware in accordance with the Delaware Act.
     “Class A Distribution Shortfall” means, as to any Quarter, the amount by which $17,500,000 exceeds the amount of Available Cash distributed with respect to the Class A Interests in respect of such Distribution Period pursuant to Section 4.3(a)(i).
     “Class A Interest” means the Class A ownership interest of a Member in the Company (which shall be considered intangible personal property for all purposes), including (i) such Member’s right to receive its Class A Percentage Interest of the Company’s profits, losses, allocations and distributions, (ii) such Member’s right to vote or grant or withhold consents with respect to matters related to the Company as provided herein or in the Delaware Act, and (iii) such Member’s other rights and privileges as herein provided.
     “Class A Member” means a Member holding Class A Interests.
     “Class A Percentage Interest” means, with respect to a Class A Member, the percentage set forth opposite such Member’s name on Schedule 3.1, subject to adjustment pursuant to a transfer of a Class A Interest by such Member or the issuance of new Class A Interests by the Company, in either case, in compliance with the terms of this Agreement.
     “Class B Interest” means the Class B ownership interest of a Member in the Company (which shall be considered intangible personal property for all purposes), including (i) such Member’s right to vote or grant or withhold consents with respect to matters related to the Company as provided herein or in the Delaware Act, and (ii) other rights and privileges as herein provided, but excluding such Member’s right to receive the Company’s profits, losses, allocations and distributions under this Agreement, except for distributions pursuant to Section 4.3(b)(i).
     “Class B Member” means a Member holding Class B Interests.
     “Class B Percentage Interest” means, with respect to a Class B Member, the percentage set forth opposite such Member’s name on Schedule 3.1, subject to adjustment pursuant to a transfer of a Class B Interest by such Member or the issuance of new Class B Interests by the Company, in either case, in compliance with the terms of this Agreement.
     “Class C Interest” means the Class C ownership interest of a Member in the Company represented in Units (which shall be considered intangible personal property for all purposes), including (i) such Member’s right to receive its Class C Percentage Interest of the Company’s profits, losses, allocations and distributions, and (ii) such Member’s other rights and privileges as herein provided, but excluding such Member’s right to vote or grant or withhold consents with respect to matters related to the Company as provided herein or in the Delaware Act.
     “Class C Member” means a Member holding Class C Units.
     “Class C Percentage Interest” means, with respect to a Class C Member, the number of Class C Units set forth opposite such Member’s name on Schedule 3.1 divided by the aggregate number of outstanding Class C Units set forth on Schedule 3.1, subject to adjustment pursuant to a transfer of a Class C Unit by such Member or the issuance of new Class C Units by the Company, in either case, in compliance with the terms of this Agreement
     “Class C Unit” means any Unit issued to a Member pursuant to Section 3.2(a) or Section 3.2(b)(ii) or Section 3.2(b)(iii).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” shall have the meaning ascribed to such term in Section 1.1.
     “Company Assets” means the assets and properties owned, leased or used by the Company in its business, including, without limitation, (i) the natural gas pipeline system, located in Carbon and Sweetwater Counties, Wyoming, known as the Wamsutter Gas Gathering and Treating System and the Westrans System; (ii) the Echo Springs processing plant and (iii) associated assets and rights, in each case, as more specifically and fully described in the Assignment Agreement.
     “Company Indemnitee” shall have the meaning ascribed to such term in Section 6.1.
     “Company Minimum Gain” means the amount determined pursuant to Regulation section 1.704-2(d).
     “Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash or cash equivalents, contributed to the Company. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 3.4(d), such property shall no longer constitute a Contributed Property for purposes of Section 4.2, but shall be deemed an Adjusted Property for such purposes.
     “Contribution Agreement” means the means the Contribution Agreement dated effective as of December 1, 2007 by and among Williams Energy Services, LLC, Williams Field Services Group, LLC, the Williams Member, Williams Partners GP LLC, MLP and the MLP Member

     “Cumulative Class A Distribution Shortfall” means, as of the end of any Distribution Period, the excess, if any, of (a) the sum of the Class A Distribution Shortfalls for each Distribution Period during the Distribution Year in which such Distribution Period occurs, over (b) the sum of any distributions theretofore made pursuant to Section 4.3(a)(ii) for any prior Distribution Period in such Distribution Year.
     “Deemed Annual Growth Well Volume” shall mean New Well Production Volume less Maintenance Well Replacement Volumes.
     “Default” shall have the meaning ascribed to such term in Section 9.1.
     “Defaulting Member” shall have the meaning ascribed to such term in Section 9.1.
     “Default Rate,” with respect to a period, means the overnight investment rate paid on The Williams Companies, Inc.’s excess cash.
     “Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as amended from time to time.
     “Distribution Period” means each of the four (4) three month periods within each Distribution Year ending on the final day of February, May, August and November.
     “Distribution Year” means (i) the period of time commencing on the Effective Date and ending on November 30, 2008, in the case of the first Distribution Year of the Company, or (ii) in the case of subsequent Distribution Years of the Company, any subsequent twelve (12) month period commencing on December 1 and ending on November 30.
     “Economic Risk of Loss” has the meaning set forth in Regulation section 1.752-2(a).
     “Effective Date” shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.
     “Equity” means common stock in the case of a corporation, membership interest in the case of a limited liability company, a partnership interest in the case of a partnership or other similar interest in the case of another Person.
     “Event of Default” shall have the meaning ascribed to such term in Section 9.1.
     “Exercise Notice” shall have the meaning ascribed to such term in Section 8.4(b).
     “Fiscal Year” means (i) the period of time commencing on the Effective Date and ending on December 31, 2007, in the case of the first Fiscal Year of the Company, or (ii) in the case of subsequent Fiscal Years of the Company, any subsequent twelve (12) month period commencing on January 1 and ending on December 31.
     “GAAP” means generally accepted accounting principles in the United States of America, as amended.

     “Governmental Body” means a governmental organization, subdivision, court, agency or authority thereof, whether foreign or domestic.
     “Growth Capital Investment” means all capital investments, other than Maintenance Capital Investments.
     “Growth Well Connection Investment” for any Fiscal Year shall be determined effective January 1 of the following Fiscal Year and shall be the amount calculated by dividing the Deemed Annual Growth Well Volume for such Fiscal Year by the New Well Production Volume for such Fiscal Year and then multiplying such quotient (which shall not exceed 100%) by the Total Well Connection Investment for such Fiscal Year.
     “Growth Well Connection Investment Carrying Cost” means the product of the Growth Well Connection Investment times the Default Rate times the Growth Well Connection Investment Term.
     “Growth Well Connection Investment Term” means that portion of a calendar year calculated by taking the sum of (A) 0.5 times the product of (the Growth Well Connection Investment divided by Total Well Connection Investment), multiplied by 365 days and (B) the number of days from and including January 1 of the year following the Fiscal Year of the applicable Growth Well Connection Investment until the date such Growth Well Connection Investment is contributed, and dividing such sum by 365 days.
     “Indemnified Party” shall have the meaning ascribed to such term in Section 6.3.
     “Indemnifying Party” shall have the meaning ascribed to such term in Section 6.3.
     “Initial Agreement” shall have the meaning ascribed to such term in Section 1.1.
     “Interest” means, collectively or individually, the Class A Interest, the Class B Interest and the Class C Interest.
     “Internal Transfer” shall have the meaning ascribed to such term in Section 8.1.
     “Internal Transferee” shall have the meaning ascribed to such term in Section 8.1.
     “Large Growth Capital Investment” means all Growth Capital Investments, other than Small Growth Capital Investments or Growth Well Connection Investments.
     “Laws” means all applicable statutes, law, rules, regulations, orders, ordinances, judgments and decrees of any Governmental Body, including the common or civil law of any Governmental Body.
     “Liabilities” shall have the meaning ascribed to such term in Section 6.1.
     “Maintenance Capital Investment” means any capital investment necessary to maintain, including over a period longer than short-term, the operating capacity, revenues or cash flows from operations of the Company, including, without limitation, mandatory capital expenditures, system reliability costs, and all well connection costs other than Growth Well Connection Investments.
     “Maintenance Well Replacement Volumes” means the total gathered volumes for all wells in service as part of the Wamsutter Assets during the Fiscal Year prior to that just immediately concluded times the Average Well Decline Rate.
     “Management Committee” means the committee comprised of the individuals designated by the Members pursuant to Section 5.2 hereof and all other individuals who may from time to time be duly appointed by the Members to serve as representatives on such committee in accordance with the provisions hereof, in each case so long as such individual shall continue in such capacity in accordance with the terms hereof. References herein to the Management Committee shall refer to such individuals collectively in their capacity as representatives on such committee.
     “Marketed Interest” shall have the meaning ascribed to such term in Section 8.3(a).
     “Member Indemnitee” shall have the meaning ascribed to such term in Section 6.2.
     “Members” means, collectively or individually, the Class A Members, the Class B Members, the Class C Members and any other Persons who are admitted as Members in the Company pursuant to this Agreement, but does not include any Person who has ceased to be a Member in the Company.
     “Minimum Gain Attributable to Member Nonrecourse Debt” means that amount determined in accordance with the principles of Regulation section 1.704-2(i)(3).
     “MLP” means Williams Partners L.P., a Delaware limited partnership.
     “MLP Member” has the meaning ascribed to such term in the preamble, which shall initially be the sole Class A Member.
     “MLP Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the MLP, dated August 23, 2005, as it may be amended and restated from time to time.
     “Monetary Default” shall have the meaning ascribed to such term in Section 9.1(c).
     “Negotiation Period” shall have the meaning ascribed to such term in Section 8.3(a).
     “Net Agreed Value” means (i) in the case of any Contributed Property, the fair market value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (ii) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution as determined under section 752 of the Code.

     “Net Income” means, for any taxable period, the excess, if any, of the Company’s items of income and gain for such taxable period over the Company’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 3.4(b) and shall not include any items specifically allocated under Sections 4.1(b). For purposes of Sections 4.1(a), in determining whether Net Income has been allocated to any Member for any previous taxable period, any Unrealized Gain or Unrealized Loss allocated pursuant to Section 3.4(d) or 3.4(e) shall be treated as an item of gain or loss to be allocated pursuant to Section 4.1.
     “Net Loss” means, for any taxable period, the excess, if any, of the Company’s items of loss and deduction for such taxable period over the Company’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 3.4(b) and shall not include any items specifically allocated under Sections 4.1(b). For purposes of Sections 4.1(a) and (b), in determining whether Net Loss has been allocated to any Member for any previous taxable period, any Unrealized Gain or Unrealized Loss allocated pursuant to Section 3.4(d) or 3.4(e) shall be treated as an item of gain or loss to be allocated pursuant to Section 4.1.
     “Net Proceeds of Refinancing, Sale or Other Capital Transactions” shall mean the balance of any cash proceeds from a financing or refinancing of Company Assets or a sale of or other disposition of Company Assets or any part thereof and the proceeds of any other similar transaction of the Company which, in accordance with generally accepted accounting principles, is attributable to capital, after application of such proceeds for (i) if such transaction is a financing or refinancing of Company Assets, the purposes of such financing or refinancing, (ii) payment of any obligations of the Company other than to Members, the payment of which is required by the occurrence of such refinancing, sale or other capital transaction, and (iii) payment in full of all obligations of the Company and establishment of reasonable reserves.
     “New Well Production Volume” means the total gathered volumes for all wells first placed in service as part of the Wamsutter Assets during the Fiscal Year just immediately concluded.
     “Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Section 4.2(b)(i)(A) or 4.2(b)(ii)(A) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.
     “Nonrecourse Debt” has the meaning set forth in Regulation section 1.704-2(b)(4).
     “Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (described in section 705(a)(2)(B) of the Code) that, in accordance with the principles of Regulation section 1.704-2(b)(i) are attributable to a Nonrecourse Liability.
     “Nonrecourse Liability” has the meaning assigned to such term in Regulation section 1.704-2(b)(3).
     “Nondefaulting Member” shall have the meaning ascribed to such term in Section 9.1.

     “Non-Selling Member” shall have the meaning ascribed to such term in Section 8.3(a).
     “Notice of Dispute” shall have the meaning ascribed to such term in Section 12.11(b).
     “Notice Period” shall have the meaning ascribed to such term in Section 8.3(a).
     “Operator” shall have the meaning ascribed to such term in Section 7.1.
     “Parent” means (a) with respect to the Williams Member, The Williams Companies, Inc., a Delaware corporation, (b) with respect to the MLP Member, the MLP.
     “Percentage Interest” means, collectively or individually, the Class A Percentage Interest, the Class B Percentage Interest and the Class C Percentage Interest.
     “Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization, Governmental Body or any other entity.
     “Placed-in-Service Date” means the date a project funded by a Growth Capital Investment is first placed in service.
     “Proposed Transfer” shall have the meaning ascribed to such term in Section 8.4(a).
     “Purchase and Sale Agreement” means the Purchase and Sale Agreement dated as of November 30, 2007 by and among Williams Energy Services, LLC, Williams Field Services Group, LLC, the Williams Member, Williams Partners GP LLC, MLP and the MLP Member.
     “Purchase Notice” shall have the meaning ascribed to such term in Section 8.3(a).
     “Recapture Income” means any gain recognized by the Company (computed without regard to any adjustment required by section 734 or 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.
     “Record Date” means the date established by the Members or otherwise in accordance with this Agreement for determining (a) the identity of the Members entitled to appoint a representative to the Management Committee or (b) the identity of Members entitled to receive any report or distribution or to participate in any offer..
     “Regulations” means the U.S. Treasury Regulations promulgated under the Code, as in effect from time to time.
     “Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 4.2(b)(i)(A) or 4.2(b)(ii)(A), to eliminate Book Tax Disparities.
     “Sale Offer” shall have the meaning ascribed to such term in Section 8.3(a).

     “Selling Member” shall have the meaning ascribed to such term in Section 8.3(a).
     “Small Growth Capital Investment” means any Growth Capital Investment for an individual project valued by the Management Committee at the time of approval pursuant to Section 5.4 at up to Two Million Five Hundred Thousand Dollars ($2,500,000.00), including, without limitation, projects intended to improve operational efficiencies, but not including any well connection project. Any Growth Capital Investment achieved through a capital lease shall be valued at the sum of the net present value of all lease payments discounted at a rate equal to the lessee’s incremental cost of debt.
     “Tax Matters Partner” shall have the meaning ascribed to such term in Section 11.3.
     “Third Party Action” shall have the meaning ascribed to such term in Section 6.3.
     “Total Well Connection Investment” means the sum of all capital investments for well connections for a Fiscal Year.
     “Transition Support Payment” shall have the meaning ascribed in Section 3.2(b)(vi).
     “True Up Value” for any Distribution Year means the amount by which (a) the lesser of (i) $70 million or (ii) the aggregate amount of Available Cash (other than Net Proceeds of Refinancing, Sale or Other Capital Transactions) distributed to Members for such Distribution Year exceeds (b) the amount distributed for such Fiscal Year to the Class A Members pursuant to Sections 4.3(a)(i) and (ii). The Company shall calculate the True Up Value by December 15th of each Fiscal Year and shall promptly communicate such True Up Value to the Members.
     “Units” means, collectively, the Class C ownership interest of a Member as measured in unit or fractional unit increments, and “Unit” refers to any one of the Units.
     “Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.4(d) or 3.4(e) as of such date). In determining such Unrealized Gain, the aggregate cash amount and fair market value of a Company asset (including cash or cash equivalents) shall be determined by the Company and agreed to by the Members using such reasonable method of valuation as it may adopt.
     “Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.4(d) or 3.4(e) as of such date) over (b) the fair market value of such property as of such date. In determining such Unrealized Loss, the aggregate cash amount and fair market value of a Company asset (including cash or cash equivalents) shall be determined by the Company and agreed to by the Members using such reasonable method of valuation as it may adopt.
     “Unrecovered Contribution Account” shall mean with respect to each Member, the aggregate amount of the Capital Contributions by such Member minus the amount of money and the agreed upon net fair market value of any property distributed or deemed distributed by the

Company to such Member in reduction of the Unrecovered Contribution Account of such Member pursuant to Section 4.3(b) hereof.
     “Voting Stock” means the securities or other ownership interest in any Person which have ordinary voting power under ordinary circumstances for the election of directors (or the equivalent) of such Person, and with respect to a Person that is a limited partnership, means the securities or other ownership interest in the general partner of such Person which have ordinary voting powers under ordinary circumstances for the election of directors (or the equivalent) of such general partner.
     “Williams Member” has the meaning ascribed to such term in the preamble, which shall initially be the sole Class B Member.
     “Williams Members Cash Management Program” means the cash management program, as modified from time to time, utilized by The Williams Companies, Inc. and its participating Affiliates. Daily cash balances are collected from participants, analyzed and made available to satisfy obligations of participants and the remainder invested in either demand obligations or other short-term investments. Cash advances to the program from participants or to participants from the program are represented by one or more demand obligations and are charged interest at the Default Rate.
     1.3 Rules of Construction. For purposes of this Agreement, including the Exhibits and Schedules hereto:
     (a) General. Unless the context otherwise requires, (i) “or” is not exclusive; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (iii) words in the singular include the plural and words in the plural include the singular; (iv) words in the masculine include the feminine and words in the feminine include the masculine; (v) any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date; (vi) a reference to a Member includes its successors and permitted assigns and (vii) any reference to $ or dollars shall be a reference to U.S. dollars.
     (b) Articles and Sections. Reference to Articles and Sections are, unless otherwise specified, to Articles and Sections of this Agreement.
     1.4 MLP Partnership Agreement. Notwithstanding any other provision of this Agreement, the Members agree that to the extent any provision of this Agreement contradicts with or is in conflict with any provision of the MLP Partnership Agreement, the provisions of the MLP Partnership Agreement shall control.
ARTICLE 2
ORGANIZATION AND CONDUCT OF BUSINESS
     2.1 Company. Subject to the terms and conditions of this Agreement, the Members hereby agree to operate and manage the Company, a limited liability company organized pursuant to the Delaware Act, which shall engage in the business described herein.

     2.2 Continuation of Company. The parties hereto hereby continue the limited liability company formed on June 1, 2007 upon the filing of a Certificate of Formation in the Office of the Secretary of State of the State of Delaware in accordance with the requirements of the Delaware Act. From time to time, the Company shall file such further certificates of formation and any amendments thereto, qualifications to do business, fictitious name certificates or like filings in such jurisdictions as may be necessary or appropriate in connection with the conduct of the Company’s business or to provide notification of the limitation of liability of the Members under applicable Law.
     2.3 Purpose. The business and purposes of the Company shall be (i) to own and operate the Company Assets and (ii) to engage in such other business activities that may be undertaken by a limited liability company under the Delaware Act as the Members may from time to time determine; provided, however, that the Members determine, as of the date of the acquisition or commencement of such other business activity, that such activity (a) generates “qualifying income” (as such term is defined pursuant to Section 7704 of the Code) or (b) enhances the operations of the activity of the Company that generates qualifying income.
     2.4 Place of Business. The principal place of business of the Company shall be One Williams Center, Tulsa Oklahoma 74172 or such other place as the Members may from time to time determine. The registered office of the Company in the State of Delaware shall be 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Company shall be The Corporation Trust Company whose business address is the same as the Company’s registered office (or such other registered office and registered agent as the Members may from time to time select).
     2.5 Term. The Company shall continue indefinitely unless dissolved in accordance with Section 10.1.
     2.6 Business Opportunities; No Implied Duty. Except as may be provided in the MLP Partnership Agreement or other any other agreement among the Members or their Affiliates, the Members and their respective Affiliates may engage, directly or indirectly, without the consent of the other Members or the Company, in other business opportunities, transactions, ventures or other arrangements of any nature or description, independently or with others, including without limitation, business of a nature which may be competitive with or the same as or similar to the business of the Company, regardless of the geographic location of such business, and without any duty or obligation to account to the other Members or the Company in connection therewith.
ARTICLE 3
CAPITAL STRUCTURE
     3.1 Percentage Interests/Units. The Percentage Interests of the Members on the date hereof are set forth on Schedule 3.1 hereto. Upon the transfer by a Member of all or a portion of such Member’s Interest pursuant to Article 8 or the issuance of new Interests by the Company in compliance with this Agreement, Schedule 3.1 shall be updated to reflect the respective Percentage Interests of the Members immediately following such transfer.

     3.2 Capital Contributions. (a) Initial Capital Contributions. On the Effective Date, pursuant to the Assignment Agreement, the Williams Member shall contribute to the Company the Company Assets, in exchange for limited liability company membership interests in the Company, such that after such assignment, the Williams Member will own 100% of the Class A Interests, 100% of the Class B Interests and forty (40) Class C Units. On the date hereof and pursuant to the Purchase and Sale Agreement and the Contribution Agreement, the Williams Member shall sell to the MLP Member, and the MLP Member shall acquire from the Williams Member, 100% of the Class A Interest and twenty (20) Class C Units, in exchange for Seven Hundred Fifty Million Dollars ($750,000,000) payable in cash in immediately available funds and common units and general partner units in Williams Partners L.P.
     (b) Additional Capital Contributions.
     (i) Subject to clauses (ii), (iii), (iv) and (v) of this Section 3.2(b), the Class A Members and Class B Members shall make additional Capital Contributions of cash, property or services as they determine and approve pursuant to Section 5.4. The Management Committee shall issue a written request to the appropriate Member(s) for payment of such cash Capital Contributions on such due dates and in such amounts as determined pursuant to Section 5.4; provided, that the due date for any such cash Capital Contribution shall be no less than five (5) days after the date specified in the written request issued to the Member(s). All Capital Contributions received by the Company after the due date specified in such written request shall be accompanied by interest on such overdue amounts, which interest shall be payable to the Company and shall accrue from and after such specified due dates until paid at the Default Rate.
     (ii) In the event that a Maintenance Capital Investment is approved pursuant to Section 5.4, the amount of the Maintenance Capital Investment approved shall be paid by the Company without capital contribution by any Member.
     (iii) In the event that a Small Growth Capital Investment is approved pursuant to Section 5.4, each Class A Member shall be obligated to make a Capital Contribution in an amount equal to the product of such Class A Member’s Class A Percentage Interest multiplied by the amount of the Small Growth Capital Investment approved. In return for such Capital Contribution, such Class A Member shall, on the first day of the quarter following the Placed-in-Service Date, receive a Class C Unit for each $50,000 of the sum of (A) the Small Growth Capital Investment contributed by such Class A Member plus (B) the applicable Carrying Cost Adjustment, and such Member’s capital account with respect to its Class A Interest shall be reduced by the value of the Small Growth Capital Investment contributed by such Member and such Member’s capital account with respect to its Class C Interest shall be increased by a like amount. In the event the amount determined pursuant to the preceding sentence is not equal to $50,000 or a multiple thereof, the Company shall issue a fractional Class C Unit. No Class B Member shall have the right or obligation to make any Capital Contribution for any Small Growth Capital Investment.
     (iv) In the event that a Large Growth Capital Investment is approved pursuant to Section 5.4, each Class B Member shall be obligated to make a Capital Contribution in an amount equal to the product of such Class B Member’s Class B Percentage Interest multiplied by the amount of the Large Growth Capital Investment approved. In return for such Capital Contribution, contributing Class B Members shall, on the first day of the quarter following the Placed-in-Service Date, receive a Class C Unit for each $50,000 of the sum of (A) the Large Growth Capital Investment contributed by such Class B Member plus (B) the applicable Carrying Cost Adjustment, and such Member’s capital account with respect to its Class B Interest shall be reduced by the value of the Large Growth Capital Investment contributed by such Member and such Member’s capital account with respect to its Class C Interest shall be increased by a like amount. In the event the amount determined pursuant to the preceding sentence is not equal to $50,000 or a multiple thereof, the Company shall issue a fractional Class C Unit. No Class A Member shall have the right or obligation to make any Capital Contribution for any Large Growth Capital Investment.
     (v) Prior to February 28 of each Fiscal Year, starting in 2009, the Class B Members shall be obligated to make Capital Contributions, in proportion to their relative Class B Percentage Interests, in an aggregate amount equal to the sum of the Growth Well Connection Investment and the Growth Well Connection Investment Carrying Cost with respect to the immediately prior Fiscal Year. In return for such Capital Contribution each Class B Member shall, on the date of such Capital Contribution, receive a Class C Unit for each $50,000 of the Growth Well Connection Investment portion contributed by such Class B Member only, and such Member’s capital account with respect to its Class B Interest shall be reduced by the value of the Growth Well Connection Investment contributed by such Member and such Member’s capital account with respect to its Class C Interest shall be increased by a like amount. In the event the amount of the Growth Well Connection Investment is not equal to $50,000 or a multiple thereof, the Company shall issue a fractional Class C Unit. No Class A Member shall have the right or obligation to make any Capital Contribution for any Growth Well Connection Investment.
     (vi) Within thirty (30) days following the end of each month within Fiscal Year 2008, 2009, 2010, 2011 and 2012, the Class B Member shall be obligated to make a Capital Contribution to the Company as a “Transition Support Payment” equal to the positive difference, if any, obtained by subtracting the value set forth for each month in the appropriate Fiscal Year below from the amount of actual general and administrative expenses of the Company as reflected on the income statement of the Company for such month prepared in accordance with GAAP:
2008- $416,666.66 per month
2009- $441,666.66 per month
2010- $458,333.33 per month
2011- $475,000 per month
2012- $475,000 per month
The Class B Member shall not receive any Class C Units in exchange for the Transition Support Payment.

     (vii) In the event that during any Distribution Year the Class A Members have not received $70 million in the aggregate pursuant to Sections 4.3(a)(i) and (ii), but the Class A Membership Interests and Class C Units have received distributions pursuant to Section 4.3(a)(iii), then the holders of the Class C Units who received such distributions shall, prior to December 20 of such Fiscal Year, contribute to the Company, in proportion to their relative Class C Percentage Interests, an amount in cash equal to 95% of the True Up Value.
     (viii) Notwithstanding the foregoing, any additional Class C Units other than those twenty (20) each held by the Williams Member and the WPZ Member on the Effective Date otherwise authorized for issuance by this Section 3.2 prior to January 1, 2009 shall be held in reserve and not issued until January 1, 2009. The distributions described by Section 4.3 shall first apply to such additional Class C Units after such January 1, 2009 issuance.
     3.3 No Voluntary Contributions; Interest. No Member shall make any Capital Contributions to the Company except pursuant to this Article 3. No Member shall be entitled to any interest on its Capital Contributions except as provided herein.
     3.4 Capital Accounts. A separate Capital Account shall be established and maintained for each Member in accordance with the rules of Regulation section 1.704-1(b)(2)(iv), Section 4.1 and the following terms and conditions:
     (a)  Increases and Decreases. Each Member’s Capital Account shall be (i) increased by (A) the amount of cash or cash equivalent Capital Contributions made by such Member, (B) the Net Agreed Value of non-cash assets contributed as Capital Contributions by such Member, and (C) allocations to such Member of Company income and gain (or items thereof), including, without limitation, income and gain exempt from tax and income and gain described in Regulation section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Regulation section 1.704-1(b)(4)(i); and (ii) shall be decreased by (A) the amount of cash or cash equivalents distributed to such Member by the Company, (B) the Net Agreed Value of any non-cash assets or other property distributed to such Member by the Company, and (C) allocations to such Member of Company losses and deductions (or items thereof), including losses and deductions described in Regulation section 1.704-1(b)(2)(iv)(g) (but excluding losses or deductions described in Regulation section 1.704-1(b)(4)(i) or (iii)).
     (b) Computation of Amounts. For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided that:
     (i) All fees and other expenses incurred by the Company to promote the sale of (or to sell) any interest that can neither be deducted nor amortized under section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, but treated as an item of deduction at the time such fees and other expenses are required and shall be allocated among the Members pursuant to Sections 4.1 and 4.2.
     (ii) Except as otherwise provided in Regulation section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under section 754 of the Code which may be made by the Company and, as to those items described in section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.
     (iii) Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.
     (iv) In accordance with the requirements of section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Company was equal to the Agreed Value of such property on the date it was acquired by the Company. Upon an adjustment pursuant to Section 3.4(d) or 3.4(e) to the Carrying Value of any Company property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Company may adopt.
     (c) Transferees. A transferee of all or a part of a Member’s Interest shall succeed to all or the transferred part of the Capital Account of the transferring Member.
     (d) Contributed Unrealized Gains and Losses. Consistent with the provisions of Regulation section 1.704-1(b)(2)(iv)(f), on an issuance of additional Interests for cash or Contributed Property, the Capital Accounts of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 4.1.
     (e) Distributed Unrealized Gains and Losses. In accordance with Regulation section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Member of any Company property (other than a distribution of cash or cash equivalents that are not in redemption or retirement of a Member’s Interest), the Capital Accounts of all Members and the Carrying Value

of each Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value (which shall be determined by the Company using any valuation method it deems reasonable under the circumstances), and had been allocated to the Members at such time, pursuant to Section 4.1.
     (f) Code Compliance. Notwithstanding any provision in this Agreement to the contrary, each Member’s Capital Account shall be maintained and adjusted in accordance with the Code and the Regulations thereunder, including, without limitation, (i) the adjustments permitted or required by Code Section 704(b) and, to the extent applicable, the principles expressed in Code Section 704(c) and (ii) the adjustments required to maintain capital accounts in accordance with the “substantial economic effect test” set forth in the Regulations under Code Section 704(b).
     3.5 Return of Capital. No Member shall have the right to demand a return of such Member’s Capital Contributions (or the balance of such Member’s Capital Account). Further, no Member has the right (i) to demand and receive any distribution from the Company in any form other than cash or (ii) to bring an action of partition against the Company or its property. Neither the Members nor the Management Committee shall have any personal liability for the repayment of the Capital Contributions from Members. No Member is required to contribute or to lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contributions.
     3.6 Loans by Members. With the consent of the other Members, any Member may lend funds to the Company for such purposes as are specified in writing to, and approved by, the other Members, including for purposes of funding capital expenditures or working capital; provided, however, that no Member may make such a loan as an alternative to any Capital Contribution required or permitted under Section 3.2. A loan account shall be established and maintained for such Member separate from such Member’s Capital Account and any loan made to the Company shall be credited to such loan account. Interest on all loans shall accrue at the Default Rate or at such other rate as may be approved by the Members and all advances to the Company from such loan account shall be repaid prior to any distributions to the Members pursuant to Section 4.3. A credit balance in such loan account shall constitute a liability of the Company; it shall not constitute a part of any Member’s Capital Account. This Section 3.6 shall not alter or affect the Company’s participation in the Williams’ Members Cash Management Program, and any loans created pursuant to such Williams’ Members Cash Management Program shall be separate and distinct from the loans contemplated by this Section 3.6.
ARTICLE 4
ALLOCATIONS AND DISTRIBUTIONS
     4.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss and deduction (computed in accordance with Section 3.4(b)) shall be allocated among the Members in each taxable year or portion thereof (an “allocation period”) as provided herein below.

     (a) Net Income and Net Loss. Except as otherwise provided in this Agreement, Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Section 4.1(b), the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Section 4.3 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 4.3 to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Minimum Gain Attributable to Member Nonrecourse Debt, computed immediately prior to the hypothetical sale of assets provided, however, that Net Losses shall not be allocated pursuant to this Section 4.1(a) to the extent that such allocation would cause a Member to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account).
     (b) Special Allocations. The following special allocations shall be made in the following order prior to any allocations pursuant to Section 4.1(a):
     (i) Nonrecourse Liabilities. For purposes of Regulation section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (A) the amount of Company Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members ratably in proportion with their respective shares of Nonrecourse Deductions.
     (ii) Company Minimum Gain Chargeback. Notwithstanding the other provisions of this Section 4.1, except as provided in Regulation section 1.704-2(f)(2) through (5), if there is a net decrease in Company Minimum Gain during any Company taxable year, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Regulation sections 1.704-2(f)(6) and (g)(2) and section 1.704-2(j)(2)(i), or any successor provisions. For purposes of this Section 4.1(b)(ii), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 4.1 with respect to such taxable year (other than an allocation pursuant to Section 4.1(b)(vi) or (b)(vii)).
     (iii) Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding the other provisions of this Section 4.1 (other than Section 4.1(d), except as provided in Regulation section 1.704-2(i)(4)), if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Company taxable period, any Member with a share of Minimum Gain Attributable to Member Nonrecourse Debt at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Regulation sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 4.1, each

Member’s Adjusted Capital Account balance shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 4.1, other than Sections 4.1(b)(ii), (b)(vi) and (b)(vii), with respect to such taxable period.
     (iv) Qualified Income Offset. In the event any Member unexpectedly receives adjustments, allocations or distributions described in Regulation section 1.704-1(b)(2)(ii)(d)(4) through (6) (or any successor provisions), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations promulgated under section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 4.1(b)(ii) or (b)(iii).
     (v) Gross Income Allocations. In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any Company taxable period which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provisions of this Agreement and (ii) the amount such Member is deemed obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specifically allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 4.1(b)(v) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 4.1 have been tentatively made as if this Section 4.1(b)(v) was not in the Agreement.
     (vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year shall be allocated to the Members ratably in proportion with their respective shares of current deductions or, if incurred in respect of Growth Capital Investment, equally among all Class C Members in accordance with the relative number of Class C Units held by each such Member. If the Company determines in its good faith discretion that the Company’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under section 704(b) of the Code, the Company is authorized, upon notice to the Members, to revise the prescribed ratio to the numerically closest ratio which does satisfy such requirements.
     (vii) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable year shall be allocated 100% to the Member that bears the Economic Risk of Loss for such Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulation section 1.704-2(i) (or any successor provision). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members ratably in proportion to their respective shares of such Economic Risk of Loss.
     (viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to section 734(b) or 743(b) of the

Code is required, pursuant to Regulation section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.
     4.2 Allocations for Tax Purposes. The Members agree as follows:
     (a) Allocations of Gain, Loss, etc. Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction which is recognized by the Company for federal income tax purposes shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 4.1 hereof.
     (b) Book-Tax Disparities. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:
     (i) In the case of a Contributed Property, (A) such items of income, gain, loss, depreciation, amortization and cost recovery deductions attributable thereto shall be allocated among the Members in the manner provided under section 704(c) of the Code and section 1.704-3(d) of the Regulations (i.e. the “remedial method”) that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable thereto shall be allocated among the Members in the same manner as is correlative item of “book” gain or loss is allocated pursuant to Section 4.1.
     (ii) In the case of an Adjusted Property, (A) such items shall be allocated among the Members in a manner consistent with the principles of section 704(c) of the Code and section 1.704-3(d) of the Regulations (i.e. the “ remedial method”) to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 3.4(d) or (e), unless such property was originally a Contributed Property, in which case such items shall be allocated among the Members in a manner consistent with Section 4.2(b)(i); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 4.1.
     (c) Conventions / Allocations. For the proper administration of the Company, the Company shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; and (ii) amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Regulations under section 704(b) or section 704(c) of the Code. The Company may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 4.2(c) only if such conventions, allocations or amendments are consistent with the principles of section 704 of the Code.
     (d) Section 743(b). The Company may determine to depreciate the portion of an adjustment under section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation method and useful life applied to the Company’s common basis of such property, despite the inconsistency of such method with Regulation section 1.167(c)-1(a)(6), or any successor provisions. If the Company determines that such reporting position cannot reasonably be taken, the Company may adopt any reasonable depreciation convention that would not have a material adverse effect on the Members.
     (e) Recapture Income. Any gain allocated to the Members upon the sale or other taxable disposition of any Company asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 4.2 be characterized as Recapture Income in the same proportions and the same extent as such Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.
     (f) Section 754. All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under section 754 of the Code which may be made by the Company; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by sections 734 and 743 of the Code.
     4.3 Distributions. Available Cash shall be distributed as follows:
     (a) Within thirty (30) days after the end of a Distribution Period, an amount equal to 100% of Available Cash (other than that constituting Net Proceeds of Refinancing, Sale or Other Capital Transactions) with respect to such Distribution Period shall, subject to Section 18-607 of the Delaware Act, be distributed by the Company to the Members as of the Record Date for such Distribution Period in accordance with the following order and priority:
     (i) First, to the Class A Members, in proportion to their relative Class A Percentage Interest, until there has been distributed in respect of such Class A Interests, an amount equal to $17,500,000;
     (ii) Second, to the Class A Members, in proportion to their relative Class A Percentage Interest, until there has been distributed in respect of such Class A Interests, an amount equal to the Cumulative Class A Distribution Shortfall existing with respect to such Quarter; and
     (iii) Thereafter, (A) 5% to the Class A Members in proportion to their relative Class A Percentage Interest, and (B) 95% to the Class C Members in proportion to their relative Class C Percentage Interest; provided that for any Distribution Period in which any Class C Units are outstanding for a portion of such Distribution Period, the amount distributed to the Class C Members with respect to such Class C Units shall be prorated based on the number of days such Class C Units were outstanding during such Distribution Period.
     (b) Available Cash from Net Proceeds of Refinancing, Sale or Other Capital Transactions, shall be applied or distributed as expeditiously as practical after the occurrence of the transaction giving rise to such proceeds as follows:
     (i) First, to the Class B Members, in proportion to their respective Unrecovered Contribution Account balances, until each Class B Member’s Unrecovered Contribution Account balance has been reduced to zero;
     (ii) Second, to the Class A Members, in proportion to their respective Unrecovered Contribution Account balances, until each Class A Member’s Unrecovered Contribution Account balance has been reduced to zero;
     (iii) Third, to the Class C Members, in proportion to their respective Unrecovered Contribution Account balances, until each Class C Member’s Unrecovered Contribution Account balance has been reduced to zero; and
     (iv) Thereafter, (A) 5% to the Class A Members in proportion to their relative Class A Percentage Interest, and (B) 95% to the Class C Members in proportion to their relative Class C Percentage Interest; provided that for any Distribution Period in which any Class C Units are outstanding for a portion of such Distribution Period, the amount distributed to the Class C Members with respect to such Class C Units shall be prorated based on the number of days such Class C Units were outstanding during such Distribution Period.
     (c) With respect to any distributions made pursuant to Section 4.3(a) or (b), to the extent any Member is in Monetary Default under this Agreement, the distribution to such Member shall be paid to the Nondefaulting Members or be held by the Company, as applicable to satisfy such Monetary Default and losses, damages, costs and expenses resulting directly from such Monetary Default;
     (d) Within one business day of receipt of a Transition Support Payment, the Company shall distribute an amount equal to 100% of such Transition Support Payment to the Class A Members in proportion to their relative Class A Percentage Interest.
     (e) Within one business day of receipt of a payment by a Class C Member of its portion of the True Up Value, the Company shall distribute an amount equal to 100% of such payment to the Class A Members in proportion to their relative Class A Percentage Interest.
     (f) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member if such distribution would violate the Delaware Act or any other applicable law.
     (g) Each distribution in respect of an Interest or a Unit shall be paid by the Company, directly or through a transfer agent or any other Person or agent, only to the Members as of the Record Date. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.
ARTICLE 5
MANAGEMENT
     5.1 The Management Committee. The business and affairs of the Company shall be managed by or under the direction of the Members acting through the Management Committee, subject to the delegation of powers and duties to officers of the Company and other Persons as provided for by resolution of the Management Committee.
     5.2 Composition; Removal and Replacement of Representative. The Management Committee shall be comprised of one (1) representative designated by the Class A Members and one (1) representative designated by the Class B Members. Each Member shall designate by written notice to the other Members its representative(s) to serve on the Management Committee and one alternate for each representative to serve in such representative’s absence. Each representative and alternate shall serve at the pleasure of such Member and shall represent and bind such Member with respect to any matter. Alternates may attend all Management Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate. Upon the death, resignation or removal for any reason of any representative or alternate of a Member, the appointing Member shall promptly appoint a successor. No Class C Member shall have the right to appoint or designate any representative to the Management Committee.
     5.3 Officers. The Management Committee may appoint employees of Members or their Affiliates to serve as officers of the Company, and such officers may include but not be limited to a president, one or more vice presidents, a treasurer and a secretary.
     5.4 Voting. All decisions, approvals and other actions of any Member under this Agreement shall be effected by vote of its representative on the Management Committee. The Management Committee representative of each Member shall have one vote and shall exercise such vote on behalf of such appointing Member in connection with all matters under this Agreement.
     (a) All decisions and actions with respect to the Company and its business shall be determined by the affirmative vote of the representative of the Class B Members on the Management Committee, except as provided in clause (b) of this Section 5.4.
     (b) In the case of those matters set forth on Schedule 5.4, any decision or action with respect to such matters shall be made and taken by unanimous affirmative vote of both the representatives of the Members on the Management Committee; provided, that the approval of any such matter set forth on Schedule 5.4 by the MLP Member shall not require, and shall not be inferred to require, that such matter be referred to, considered or approved by the conflicts committee of the board of directors of the general partner of the MLP Member, it being understood that conflicts of interest, if any, shall be addressed in the manner provided in the MLP Partnership Agreement.
     5.5 Meetings of Management Committee. The Members agree as follows:

     (a) Scheduling. Meetings of the Management Committee shall occur when called by any representative on the Management Committee. The representative calling the meeting shall provide notice of and an agenda for the Management Committee meeting to all representatives at least ten (10) Business Days prior to the date of such meetings, provided that the business matters to be acted upon at any such a meeting shall not be limited to the matters included on such agenda.
     (b) Conduct of Business. The Management Committee shall conduct its meetings in accordance with such rules as it may from time to time establish and the secretary shall keep minutes of its meetings and issue resolutions evidencing the actions taken by it. Upon the request of any Member, the secretary shall provide such Member with copies of such minutes and resolutions. Management Committee representatives may attend meetings and vote either in person or through duly authorized written proxies. Unless otherwise agreed, all meetings of the Management Committee shall be held at the principal office of the Company or by conference telephone or similar means of communication by which all representatives can participate in the meeting. Any action of the Management Committee may be taken without a meeting by unanimous written consent of the representatives of the Management Committee.
     (c) Quorum. At meetings of the Management Committee, both representatives of the Members on the Management Committee present in person, by conference telephone or by written proxy and entitled to vote, shall constitute a quorum for the transaction of business for purposes of considering matters under Section 5.4(b).
     5.6 Remuneration. Any Management Committee representative and alternate employed by a Member shall receive no compensation from the Company for performing his/her services in such capacity. Each Member shall be responsible for the payment of the salaries, benefits, retirement allowances and travel and lodging expenses for its Management Committee representatives and alternates.
     5.7 Individual Action by Members. No individual Member, solely by reason of its status as such, has any right to transact any business for the Company or any authority or power to sign for or bind the Company unless such power or authority has been expressly delegated to such Member in accordance with this Agreement. Further, each individual Member shall have the right to participate in audits by the Company of the Affiliates of another Member which audits are made pursuant to contracts between the Company and such Affiliates.
ARTICLE 6
INDEMNIFICATION; LIMITATIONS ON LIABILITY
     6.1 Indemnification by the Company. The Company shall indemnify and hold harmless each Member, the Management Committee representatives and alternates of each Member and the officers of the Company (each individually, a “Company Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts actually and reasonably incurred by such Company Indemnitee and arising from any threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative or other, including any appeals, to which a

Company Indemnitee was or is a party or is threatened to be made a party (collectively, “Liabilities”), arising out of or incidental to the business of the Company or such Company Indemnitee’s status as a Member, Management Committee representative or alternate of a Member or an officer of the Company; provided, however, that the Company shall not indemnify and hold harmless any Company Indemnitee for any Liabilities which are due to actual fraud or willful misconduct of such Company Indemnitee.
     (a) Rights of Company Indemnitee. Reasonable expenses incurred by a Company Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 6.1 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of such Company Indemnitee to repay such amounts if it is ultimately determined that such Company Indemnitee is not entitled to be indemnified as authorized in this Section 6.1. The indemnification provided by this Section 6.1 shall inure solely to the benefit of the Company Indemnitee and his heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
     6.2 Indemnification by the Members. Each Member shall indemnify and hold harmless the Company, the other Members and their respective Management Committee representatives and alternates and the officers of the Company (each individually, a “Member Indemnitee”) for any and all Liabilities actually and reasonably incurred by such Member Indemnitee solely as a result of the actual fraud or willful misconduct of such Member, its Management Committee representatives and alternates or any officer of the Company employed by such Member or its Affiliates.
     6.3 Defense of Action. Promptly after receipt by a Company Indemnitee or a Member Indemnitee (either, an “Indemnified Party”) of notice of any pending or threatened claim, demand, action, suit, proceeding or investigation made or instituted by a Person other than another Indemnified Party (a “Third Party Action”), such Indemnified Party shall, if a claim in respect thereof is to be made by such Indemnified Party against a Person providing indemnification pursuant to Sections 6.1 or 6.2 (“Indemnifying Party”), give notice thereof to the Indemnifying Party. The Indemnifying Party, at its own expense, may elect to assume the defense of any such Third Party Action through its own counsel on behalf of the Indemnified Party (with full right of subrogation to the Indemnified Party’s rights and defenses). The Indemnified Party may employ separate counsel in any such Third Party Action and participate in the defense thereof; but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such Third Party Action on behalf of the Indemnified Party), it being understood, however, that the Indemnifying Party shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Indemnified Parties, and such fees shall be designated in writing by the Indemnified Parties. All fees and expenses for any such separate counsel shall be paid periodically as incurred. The Indemnifying Party shall not be liable for any settlement of any such Third Party Action effected without its consent unless the Indemnifying Party shall elect in writing not to assume the defense thereof or fails to prosecute diligently such defense and fails after written notice from the Indemnified Party to promptly remedy the same, in which case, the Indemnified Party without waiving any rights to indemnification hereunder may defend such Third Party Action and enter into any good faith settlement thereof without the prior written consent from the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any such Third Party Action unless such settlement includes an unconditional release of the Indemnified Party from all Liabilities that are the subject of such Third Party Action. The Members agree to cooperate in any defense or settlement of any such Third Party Action and to give each other reasonable access to all information relevant thereto. The Members will similarly cooperate in the prosecution of any claim or lawsuit against any third party. If, after the Indemnifying Party elects to assume the defense of a Third Party Action, it is determined pursuant to the Dispute Resolution procedures described in Section 12.11 that the Indemnified Party is not entitled to indemnification with respect thereto, the Indemnifying Party shall discontinue the defense thereof, and if any fees or expenses for separate counsel to represent the Indemnified Party were paid by the Indemnifying Party, the Indemnified Party shall promptly reimburse the Indemnifying Party for the full amount thereof.
     6.4 Limited Liability of Members. No Member shall be personally liable for any debts, liabilities or obligations of the Company; provided that each Member shall be responsible (i) for the making of any Capital Contribution required to be made to the Company by such Member pursuant to the terms hereof and (ii) for the amount of any distribution made to such Member that must be returned to the Company pursuant to the Delaware Act.
ARTICLE 7
OPERATION OF THE COMPANY
     7.1 Operator. Subject to this Article 7, the Members hereby appoint the Williams Member as the operator of the Company (the “Operator”), and the Williams Member agrees to cause such designated Operator to accept such appointment and to act in such capacity. The Operator shall be responsible for the day-to-day operation, maintenance and repair of the Company Assets and the managerial and administrative duties relating thereto. The Operator, in its sole discretion, may subcontract with another Person, including an Affiliate, to perform the activities required to comply with its responsibilities as Operator hereunder; provided, any such subcontract shall not relieve the Operator of such responsibilities. The Operator shall conduct its activities under this Agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good industry practice, and in compliance with applicable law and regulation, but in no event shall it have any liability as Operator to the other parties for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct.
     7.2 Expenses. The Operator shall be reimbursed on a monthly basis, or such other basis as the Operator may determine, for (a) all direct and indirect expenses it incurs or payments it makes on behalf of the Company (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the Operator to perform services for the Company or for the Operator in the discharge of its duties in such capacity), and (b) all other expenses allocable to the Company or otherwise incurred by the Operator in connection with operating the Company’s business (including the Company’s allocable share of general and administrative costs and expenses borne by the Operator and its Affiliates). The Operator shall maintain or cause to be maintained accurate records of such costs and expenses, and upon written request the Operator shall permit a Member to inspect, or shall provide such requesting Member with a copies of, such records. The Operator shall determine the expenses that are allocable to the Company. Reimbursements pursuant to this Section 7.2 shall be in addition to any reimbursement to the Operator as a result of indemnification pursuant to Section 6.1. The Operator shall make such determination in good faith.
     7.3 Accounts.
     The Company shall participate in the Williams Member’s Cash Management Program. All Company funds shall be received, held and disbursed for the purposes specified in this Agreement.
ARTICLE 8
TRANSFER OF INTERESTS
     8.1 Restrictions on Transfer. The Members agree as follows:
     (a) Consent. Subject to Sections 8.1(b) and 8.1(c) and except as provided in Section 8.3(c) and 8.4(c), no Member may at any time sell, assign, transfer, convey, merge, consolidate, reorganize or otherwise dispose of all or any part of such Member’s Interest without the express written consent of the other Members, which consent may be granted or withheld by any such other Members in its absolute discretion; provided, however, that subject to Sections 8.1(b) and 8.1(c), and upon notice to the other Members, any Member may transfer its respective Interest (i) to one or more Persons (an “Internal Transferee”) wholly owned directly or indirectly by the ultimate Parent of such Member (an “Internal Transfer”) without the consent of the other Members, and such Internal Transferee shall be admitted as a Member.
     (b) Certain Prohibited Transfers. No Member shall transfer all or any part of its Interest if such transfer (i) (either considered alone or in the aggregate with prior transfers by the same Member or any other Members) would result in the termination of the Company for federal income tax purposes; (ii) would result in a violation of the Delaware Act or any other applicable Laws; or (iii) would result in a Default hereunder or termination of an existing financial agreement to which the Company is a party or acceleration of debt thereunder.
     (c) Defaulting Members. No Defaulting Member may transfer any of its Interest except (i) as expressly provided under Article 8, and (ii) with the consent of the Nondefaulting Members.
     (d) Effect of Prohibited Transfers. Any offer or purported transfer of a Member’s Interest in violation of the terms of this Agreement shall be void.
     8.2 Possible Additional Restrictions on Transfer. Notwithstanding anything to the contrary contained in this Agreement, in the event of (i) the enactment (or imminent enactment) of any legislation, (ii) the publication of any temporary or final Regulation, (iii) any ruling by the Internal Revenue Service or (iv) any judicial decision that in any such case, in the opinion of counsel, would result in the taxation of the Company for federal income tax purposes as a corporation or would otherwise subject the Company to being taxed as an entity for federal income tax purposes, this Agreement shall be deemed to impose such restrictions on the transfer of a Member’s Interest as may be required, in the opinion of counsel to the Company, to prevent the Company from being taxed as a corporation or otherwise being taxed as an entity for federal income tax purposes, and the Members thereafter shall amend this Agreement as necessary or appropriate to impose such restrictions.
     8.3 Right of First Offer. For so long as Williams Partners GP LLC and a Member are Affiliates of The Williams Companies, Inc., the Members agree as follows:
     (a) Initial Offer to Members. In the event that a Member (the “Selling Member”) desires to sell or otherwise transfer all or a portion of its Interest (the “Marketed Interest”) other than pursuant to an Internal Transfer, such Selling Member shall submit to each of the other Members (the “Non-Selling Members”) a good faith offer (a “Sale Offer”), which Sale Offer shall include a form of acquisition agreement that specifies the form and amount of consideration to be received, the nature of the Marketed Interest and the other material terms on which the Selling Member proposes to sell the Marketed Interest. Upon receipt of a Sale Offer, a Non-Selling Member interested in purchasing all of such Marketed Interest shall deliver written notice (a “Purchase Notice”) to the Selling Member within 20 days of receipt of such Sale Offer (the “Notice Period”). Upon the expiration of such Notice Period, the Selling Member and any Non-Selling Members that timely delivered a Purchase Notice to the Selling Member shall have 45 days (the “Negotiation Period”) to negotiate and enter into a definitive agreement pursuant to which such Non-Selling Member(s) will acquire the Marketed Interest. If the parties enter into a definitive agreement within such Negotiation Period, the Non-Selling Member shall acquire the Marketed Interest pursuant to the terms of such definitive agreement. The closing under any such definitive agreement may occur after the expiration of such Negotiation Period. If more than one Non-Selling Member delivers a Purchase Notice to the Selling Member, each such Non-Selling Member shall be entitled to acquire an equal percentage of the Marketed Interest based on the number of Non-Selling Members that delivered a Purchase Notice.
     (b) Negotiation with Third Party. If (i) no Non-Selling Member delivers a Purchase Notice to the Selling Member prior to the expiration of the Notice Period, (ii) the Non-Selling Member(s) and the Selling Member are unable to enter into a definitive agreement prior to the expiration of the Negotiation Period, or (iii) a definitive agreement is timely entered into but is subsequently terminated prior to closing other than as a result of a default by the Selling Member, then the Selling Member shall have 120-days to market, offer, negotiate and consummate the sale of the Marketed Interest to a third party; provided, however, the Selling Member may not consummate any such sale to a third party unless (i) the acquisition consideration to be paid by such third party is at least equal in value to the consideration set forth in the Sale Offer and (ii) the other terms and provisions of such sale are not materially more favorable to such third party than the terms and provisions contained in the Sale Offer. If the Selling Member is unable to consummate the sale of the Marketed Interest to a third party within the 120-day period referred to in the immediately preceding sentence, such Selling Member must make another Sale Offer to each of the Non-Selling Members, as provided in Section 8.3(a), and otherwise comply with the provisions of this Section 8.3 in order to sell such Marketed Interest.

     (c) Applicability of Transfer Restrictions. All transfers pursuant to this Section 8.3 must comply with the restrictions on transfers set forth in Sections 8.1 and 8.2, except that a transfer to a third party after compliance with this Section 8.3 shall not require the consent of the Non-Selling Members and the restriction in Section 8.1(b)(i) shall not apply.
     8.4 Right of First Refusal. Effective at such time as Williams Partners GP LLC or any Member ceases to be an Affiliate of The Williams Companies, Inc., the Members agree as follows:
     (a) Notice of Intended Disposition.
     In the event a Selling Member desires to sell or otherwise transfer a portion of a Marketed Interest held by such Selling Member (a “Proposed Transfer”), other than pursuant to an Internal Transfer, the Selling Member shall promptly deliver to the other Members written notice of the Proposed Transfer and the terms and conditions thereof, including the identity of the third party transferee, the nature of the Marketed Interest, the proposed purchase price and all other material terms and conditions of the Proposed Transfer (the “Disposition Notice”).
     (b) Exercise of Right by the Non-Selling Member(s).
     The Non-Selling Member(s) shall, for a period of 20 days from receipt of the Disposition Notice, have the right either to waive its right of first refusal pursuant to Section 8.4 or to purchase an equal percentage of the Marketed Interest based on the number of Non-Selling Member(s) who deliver a notice to the Selling Member of their intent to purchase the Marketed Interest on terms and conditions at least as favorable to the Selling Member as those specified in the Disposition Notice. The delivery of the notice of election under this Section 8.4(b) (the “Exercise Notice”) shall constitute an irrevocable commitment to purchase such Marketed Interest on terms and conditions at least as favorable to the Selling Member as those specified in the Disposition Notice. The closing of the sale of Marketed Interest to any exercising Non-Selling Member(s) shall occur on or before the 25th day from the date of delivery of the Disposition Notice. At such closing, the Selling Member shall deliver a certificate or certificates representing the Marketed Interest, properly endorsed for transfer, the exercising Non-Selling Member(s) shall deliver payment of the purchase price therefor, and each party shall deliver such other documents as mutually agreed.
     (c) Non-Exercise of Right.
     In the event the Exercise Notice with respect to any portion of the Marketed Interest is not delivered to the Selling Member within 20 days following the date of the Non-Selling Member(s) receipt of the Disposition Notice, the Selling Member shall have a period of 60 days thereafter in which to sell the portion of the Marketed Interest that the Non-Selling Member(s) have not elected to purchase, upon terms and conditions (including the purchase price) no more favorable to the third-party transferee than those specified in the Disposition Notice. In the event the Selling Member does not consummate the sale or disposition of the Marketed Interest within the 60-day period, the Non-Selling Member(s)’s rights of first refusal shall continue to be applicable to any subsequent Proposed Transfer of the Marketed Interest by the Selling Member.

     (d) Applicability of Transfer Restrictions. All transfers pursuant to this Section 8.4 must comply with the restrictions on transfers set forth in Sections 8.1 and 8.2, except that a transfer to a third party after compliance with this Section 8.4 shall not require the consent of the Non-Selling Members and the restriction in Section 8.1(b)(i) shall not apply.
     8.5 Substituted Members. As of the effectiveness of any transfer of an Interest permitted under this Agreement, (i) any transferee acquiring the Interest of a Member shall be deemed admitted as a substituted Member with respect to the Interest transferred, and (ii) such substituted Member shall be entitled to the rights and powers and subject to the restrictions and liabilities of the transferring Member with respect to the Interest so acquired. No purported transfer of an Interest in violation of the terms of this Agreement (including any transfer occurring by operation of Law) shall vest the purported transferee with any rights, powers or privileges hereunder, and no such purported transferee shall be deemed a Member hereunder for any purposes or have any right to vote or consent with respect to Company matters, to inspect Company records, to maintain derivative proceedings, to maintain any action for an accounting or to exercise any other rights of a Member hereunder or under the Delaware Act.
     8.6 Documentation; Validity of Transfer. No purported transfer of a Member’s Interest shall be effective as to the Company or the other Members unless and until the applicable provisions of Sections 8.1, 8.2, 8.3 and 8.4 have been satisfied and such other Members have received a document in a form acceptable to such other Members executed by both the transferring Member (or its legal representative) and the transferee. Such document shall include: (i) the notice address of the transferee and such transferee’s express agreement to be bound by all of the terms and conditions of this Agreement with respect to the Interest being transferred; (ii) the Interests of the transferring Member and the transferee after the transfer; and (iii) representations and warranties from both the transferring Member and the transferee that the transfer was made in accordance with all applicable Laws (including state and federal securities Laws) and the terms and conditions of this Agreement. Each transfer shall be effective against the Company and the other Members as of the first Business Day of the calendar month immediately succeeding the Company’s receipt of the document required by this Section 8.6, and the applicable requirements of Sections 8.1, 8.2, 8.3 and 8.4 have been met.
     8.7 Covenant Not to Withdraw or Dissolve. Notwithstanding any provision of the Delaware Act, each Member hereby agrees that it has entered into this Agreement based on the expectation that all Members will continue as Members and carry out the duties and obligations undertaken by them hereunder. Except as otherwise expressly required or permitted hereby, each Member hereunder covenants and agrees not to (i) take any action to file a certificate of dissolution or its equivalent with respect to itself, (ii) take any action that would cause a Bankruptcy of such Member, (iii) cause or permit an interest in itself to be transferred such that, after the transfer, the Company would be considered to have terminated within the meaning of section 708 of the Code (provided that, each Member may transfer all or part of its Interest to a publicly traded partnership (or its subsidiaries) or an entity that may become a publicly traded partnership, even if such transfer, either considered alone or in the aggregate with prior transfers by the same Member or any other Members, would result in the termination of the Company for federal income tax purposes), (iv) withdraw or attempt to withdraw from the Company, except as otherwise expressly permitted by this Agreement or the Delaware Act, (v) exercise any power under the Delaware Act to dissolve the Company, (vi) transfer all or any portion of its Interest, except as expressly provided herein, or (vii) demand a return of such Member’s Capital Contributions or profits (or a bond or other security for the return of such contributions or profits), in each case without the consent of the other Members.
ARTICLE 9
DEFAULT
     9.1 Events of Default. If any of the following events occurs (each, an “Event of Default”):
     (a) the Bankruptcy, insolvency, dissolution, liquidation, death, retirement, resignation, termination, expulsion of a Member or the occurrence of any other event under the Delaware Act which terminates the continued membership of a Member in the Company;
     (b) all or any part of the Interest of a Member is seized by a creditor of such Member, and the same is not released from seizure or bonded out within 30 days from the date of notice of seizure;
     (c) a Member (i) fails to provide any Capital Contribution as required by Article 3, (ii) fails to indemnify or reimburse the other Members for the liabilities and obligations as set forth in this Agreement or (iii) fails to perform or fulfill when due any other material financial or monetary obligation imposed on such Member in this Agreement and, in each case, such failure continues for 15 days or such shorter period as may be specified for a default under any agreement relating to borrowed money (each of the foregoing, a “Monetary Default”);
     (d) a Member defaults or otherwise fails to perform or fulfill any material covenant, provision or obligation (other than financial or monetary obligations, which are covered in Section 9.1(c)) under this Agreement or any agreement relating to borrowed money to which the Company is a party and such failure continues for 30 days or such shorter period as may be specified for a default under such agreement relating to borrowed money;
     (e) a Member transfers or attempts to transfer all or any portion of its Interest in the Company other than in accordance with the terms of this Agreement; or
     (f) with respect to the Williams Member only, the Operator (so long as the Williams Member or one of its Affiliates is the Operator), does not conduct its activities as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good industry practice, and in compliance with applicable law and regulation;
then a “Default” hereunder shall be deemed to have occurred and the Member with respect to which one or more Events of Default has occurred shall be referred to as the “Defaulting Member”, and the other Members shall be referred to as “Nondefaulting Members.”

     9.2 Consequences of Default. The Members agree as follows:
     (a) Suspension of Distributions in the case of Monetary Default. Except as provided in Section 4.3(a)(i), no distribution shall be made to any Defaulting Member who is in Monetary Default pursuant to Section 9.1(c). The Defaulting Member shall also compensate the Nondefaulting Members and/or the Company for losses, damages, costs and expenses resulting directly or indirectly from such Monetary Default. If the Defaulting Member shall dispute whether an Event of Default has occurred, or the amount of the loss, damage, cost or expense incurred by the Nondefaulting Members and/or the Company as a consequence of a Monetary Default, the matter shall be submitted promptly to the dispute resolution procedure provided for in Section 12.11 hereof.
     (b) Options of Nondefaulting Members. In the event of the occurrence of an Event of Default, the Nondefaulting Members may take one or more of the following actions:
     (i) cure the Default and cause the cost of such cure to be charged against a special loan account established for the Defaulting Member until the entire amount of such cost plus interest at the Default Rate on the unpaid balance in accordance with Section 3.2 shall have been paid or reimbursed to the Nondefaulting Members from any subsequent distributions made pursuant to this Agreement to which the Defaulting Member would otherwise have been entitled, which amounts shall be paid first as interest and then principal, until the cost is paid in full; and
     (ii) exercise any other rights and remedies available at law or in equity, subject to Section 12.11.
ARTICLE 10
DISSOLUTION AND LIQUIDATION
     10.1 Dissolution. The Company shall be dissolved upon the earliest to occur of the following:
     (a) all or substantially all of the Company’s assets and properties have been sold and reduced to cash;
     (b) the written consent of each Member; or
     (c) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.
     The Members expressly recognize the right of the Company to continue in existence upon the occurrence of an Event of Default specified in Section 9.1(a) unless the Nondefaulting Members elect to dissolve the Company pursuant to this Section 10.1.
     10.2 Liquidation. The Members agree as follows:
     (a) Procedures. Upon dissolution of the Company, the Management Committee, or if there are no remaining Management Committee representatives, such Person as is designated by the Members (the remaining Management Committee or such Person being herein referred to as the “Liquidator”) shall proceed to wind up the business and affairs of the Company in accordance with the terms hereof and the requirements of the Delaware Act. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Company assets. This Agreement shall remain in full force and effect during the period of winding up.
     (b) Distributions. In connection with the winding up of the Company, the Company Assets or proceeds thereof shall be distributed as follows:
     (i) To creditors, including Members who are creditors, to the extent otherwise permitted by Law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities to Members and former Members under Sections 18-601 and 18-604 of the Delaware Act;
     (ii) To Members and former Members in satisfaction of liabilities for distributions under Sections 18-601 and 18-604 of the Delaware Act; and
     (iii) all remaining Company Assets shall be distributed to the Members as follows:
     (A) the Liquidator may sell any or all Company Assets, including to one or more of the Members (other than any Member in Default at the time of dissolution), and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with Article 4;
     (B) with respect to all Company Assets that have not been sold, the fair market value of such Company Assets (as determined by the Liquidator using any method of valuation as it, using its best judgment, deems reasonable) shall be determined and the Capital Accounts of the Members shall be adjusted in accordance with Article 4 to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in such Company Assets that have not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of such Company Assets for their fair market value on the date of distribution;
     (C) Company Assets shall be distributed among the Members ratably in proportion to each Member’s positive Capital Account balances, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs (other than those made by reason of this clause (C)); and in each case, those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation); and
     (D) All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 10.2(b)(iii). The distribution of Company Assets to a Member in accordance with the provisions of this Section 10.2(b)(iii) constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Interest and all the Company Assets.
     (c) Capital Account Deficits; Termination. To the extent that any Member has a deficit in its Capital Account, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute any amounts to the Company to bring the balance of such Member’s Capital Account to zero. Following the completion of the winding up of the affairs of the Company and the distribution of Company Assets, the Company shall be deemed terminated and the Liquidator shall file a certificate of cancellation in the Office of the Secretary of State of the State of Delaware as required by the Delaware Act.
ARTICLE 11
FINANCIAL MATTERS
     11.1 Books and Records. The Company shall maintain or cause to be maintained accurate and complete books and records, on the accrual basis, in accordance with GAAP (which, having been adopted, shall not be changed without the prior written consent of the Members), showing all costs, expenditures, sales, receipts, assets and liabilities and profits and losses and all other records necessary, convenient or incidental to recording the Company’s business and affairs; provided, however, that the Members’ Capital Accounts shall be maintained in accordance with Section 3. All of such books and records of the Company shall be open to inspection by each Member or its designated representative(s) at the inspecting Member’s expense at any reasonable time during business hours and shall be audited every Fiscal Year by a joint audit team consisting of representatives from each Member. Each Member shall be responsible for all costs incurred by or associated with its respective representatives on such joint audit team.
     11.2 Financial Reports; Budget.
     (a) No later than 25 days following the last day of each calendar quarter, the Company shall cause each Member to be furnished with a balance sheet, an income statement and a statement of cash flows for, or as of the end of such calendar quarter. The Management Committee shall cause each Member to be furnished with audited financial statements no later than 60 days following the last day of each Fiscal Year, including a balance sheet, an income statement, a statement of cash flows, and a statement of changes in each Member’s Capital Account as of the end of the immediately preceding Fiscal Year. The Management Committee also may cause to be prepared or delivered such other reports as it may deem in its sole judgment, appropriate. The Company shall bear the costs of the preparation of the reports and financial statements referred to in this Section 11.2(a).
     (b) Upon request of a Member, the Company will prepare and deliver to any such Member or its Parent all of such additional financial statements, notes thereto and additional financial information not prepared pursuant to Section 11.2(a) above as may be required in order for such Member or Parent to comply with its reporting requirements under (i) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, (ii) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and (iii) any national securities exchange or automated quotation system, in each case, on a timely basis. All of such financial statements must be prepared in accordance with GAAP.
     (c) Prior to the beginning of each Fiscal Year, the Company shall prepare and submit to the Management Committee for approval by unanimous vote a business plan for the upcoming Fiscal Year, including capital and operating expense budgets and operating income projections (the “Annual Business Plan”); provided, that the unanimous vote of the Management Committee shall not be required for the Company with respect to items not covered by such Annual Business Plan unless otherwise required by Schedule 5.4.
     (d) At any time that interest or other payments are made based on the Default Rate, the Company shall provide to each Member a written statement detailing the Default Rate with respect to such payments.
     11.3 Tax Matters. The Members agree as follows:
     (a) Tax Matters Partner. The Williams Member shall be designated as the “Tax Matters Partner” pursuant to Code Section 6231(a)(7) and the Regulations promulgated thereunder. The Tax Matters Partner shall be responsible for all tax compliance and audit functions related to federal, state, and local tax returns of the Company. The Tax Matters Partner is specifically directed and authorized to take whatever steps such Member, in its discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may be from time to time required. The Tax Matters Partner shall not be liable to the Company or the Members for any act or omission taken or suffered by it in its capacity as Tax Matters Partner in good faith in the belief that such act or omission is in accordance with the directions of the Management Committee; provided that such act or omission is not in willful violation of this Agreement and does not constitute fraud or a willful violation of law.
     (b) Tax Information. Upon written request of the Tax Matters Partner, the Company and each Member shall furnish to the Tax Matters Partner, all pertinent information in its possession relating to the Company operations that is necessary to enable the Tax Matters Partner to file all federal, state, and local tax returns of the Company.
     (c) Tax Elections. The Company shall make the following elections on the appropriate tax returns:
     (i) to adopt the accrual method of accounting;
     (ii) an election pursuant to section 754 of the Code; and
     (iii) any other election that the Management Committee may deem appropriate subject to Section 5.4.

It is the expressed intention of the Members hereunder to be treated as a partnership for federal and state tax purposes. Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.
     (d) Notices. The Tax Matters Partner shall take such action as may be necessary to cause each Member to become a “notice partner” within the meaning of section 6223 of the Code and shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Partner by giving notice thereof on or before the tenth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. The Tax Matters Partner may not take any action contemplated by sections 6222 through 6232 of the Code without a vote of the Management Committee in accordance with Section 5.4.
     (e) Filing of Returns. The Tax Matters Partner shall file all tax returns in a timely manner, provide all Members, upon request, access to accounting and tax information and schedules as shall be necessary for the preparation of such Member of its income tax returns and such Member’s tax information reporting requirements, provide all Members with a draft of the return for their review and comment no later than February 1st of the year following, and provide all Members with a final return for the preparation of their federal and state returns no later than September 1st of the year following.
ARTICLE 12
MISCELLANEOUS
     12.1 Notices. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered on the date of receipt if (a) delivered personally; (b) telecopied or telexed with transmission confirmed; (c) mailed by registered or certified mail return receipt requested; or (d) delivered by a recognized commercial courier to the Member as follows (or to such other address as any Member shall have last designated by written notice to the other Members):
If to the Company:
Wamsutter LLC
One Williams Center
Tulsa, Oklahoma 74172
Attention: Senior Vice President
Fax: 918-573-9375
Phone: 918-573-2000
If to the Williams Member:
Williams Field Services Company, LLC
One Williams Center
Tulsa, Oklahoma 74121

Attention: Senior Vice President
Fax: 918-573-9375
Phone: 918-573-2000
If to the MLP Member:
Williams Partners Operating LLC
One Williams Center
Tulsa, Oklahoma 74121
Attention: Chief Financial Officer of Williams Partners GP
LLC
Fax: 918-573-9375
Phone: 918-573-2000
     12.2 Amendment. This Agreement, including this Section 12.2 and the Schedules and Exhibits hereto, shall not be amended or modified except by an instrument in writing signed by or on behalf of all of the Members.
     12.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware as applied to contracts made and performed within the State of Delaware, without regard to principles of conflict of Laws.
     12.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Members and their respective permitted successors and assigns.
     12.5 No Third Party Rights. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not party to this Agreement, except (i) the Company Indemnitees and Member Indemnitees are third party beneficiaries to Article 6 of this Agreement and their rights are subject to the terms of such Article 6 and (ii) as provided in Section 11.2(b).
     12.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     12.7 Invalidity. If any of the provisions of this Agreement, including the Schedules, is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of this Agreement. In the event any provision is held invalid or unenforceable, the Members shall attempt to agree on a valid or enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement.
     12.8 Entire Agreement. This Agreement, including the Schedules, contains the entire agreement among the Members hereto with respect to the subject matter hereof and all prior or contemporaneous understandings and agreements shall merge herein. There are no additional terms, whether consistent or inconsistent, oral or written, which are intended to be part of the

Members’ understandings which have not been incorporated into this Agreement or the Schedules.
     12.9 Expenses. Except to the extent provided for in the Purchase and Sale Agreement or as the Members may otherwise agree or as otherwise provided herein, each Member shall bear its respective fees, costs and expenses in connection with this Agreement and the transactions contemplated hereby.
     12.10 Waiver. No waiver by any Member, whether express or implied, of any right under any provision of this Agreement shall constitute a waiver of such Member’s right at any other time or a waiver of such Member’s rights under any other provision of this Agreement unless it is made in writing and signed by the President or a Vice President of the Member waiving the condition. No failure by any Member hereto to take any action with respect to any breach of this Agreement or Default by another Member shall constitute a waiver of the former Member’s right to enforce any provision of this Agreement or to take action with respect to such breach or Default or any subsequent breach or Default by such later Member.
     12.11 Dispute Resolution.
     (a) Scope. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section 12.11, which shall be the sole and exclusive procedures for the resolution of any such disputes.
     (b) Senior Party Negotiation. The Members shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between management representatives who have authority to settle the controversy and who are at least one level above the persons with direct responsibility for administration of this Agreement and who have been unsuccessfully involved with the dispute up to that point. Any Member may give the other Member written notice of any dispute not resolved in the normal course of business (“Notice of Dispute”). Within 20 days after delivery of the Notice of Dispute, the receiving Member shall submit to the other a written response. The notice and the response shall include (a) a statement of each Member’s position and a summary of arguments supporting that position, and (b) the name and title of the officer or executive who will represent that Member and of any other person who will accompany such officer or executive. Within 20 days after delivery of the disputing Member’s Notice of Dispute, the representatives of both Members shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.
     (c) Litigation. If the dispute has not been resolved by non-binding means as provided herein within 20 days of the initiation of such procedure, either Member may initiate litigation; provided, however, that if one Member has requested the other to participate in a non-binding procedure and the other has failed to participate, the requesting Member may initiate litigation before expiration of the above period.

     (d) Sole Procedures. The procedures specified in this Section 12.11 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be impossible or impracticable under the circumstances. The requirements of this Section 12.11 shall not be deemed a waiver of any right of termination under this Agreement.
     12.12 Disclosure. Each Member is acquiring its Interest in the Company based upon its own independent investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement are based upon its own investigation, analysis and expertise. Each Member’s acquisition of its Interest in the Company is being made for its own account for investment, and not with a view to the sale or distribution thereof.
     12.13 Brokers and Finder. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of any Member in such manner as to give rise to any valid claim against any Member for any brokerage or finder’s commission, fee or similar compensation.
     12.14 Further Assurances. The Members shall provide to each other such information with respect to the transactions contemplated hereby as may be reasonably requested and shall execute and deliver to each other such further documents and take such further action as may be reasonably requested by any Member to document, complete or give full effect to the terms and provisions of this Agreement and the transactions contemplated herein.
     12.15 Section Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provision hereof.
     12.16 Waiver of Certain Damages. Each of the Members (individually, and on behalf of the Company) waives any right to recover any damages, including consequential or punitive damages, in excess of actual damages from any other Member or the Company in connection with an Event of Default under this Agreement.
     12.17 Certificates of Interest. The Interests of the Members in the Company shall be represented by Certificates (“Certificates”), which shall certify the Class A Percentage Interest, Class B Percentage Interest or Class C Units held by such Member, as the case may be. Subject to the laws of Delaware and the terms of this Agreement, Interests in the Company shall be transferable only upon the books of the Company by the holders thereof, upon surrender and cancellation of certificates for such Interest transferred, with a duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signature to such assignment and power of transfer as the Company or its agents may reasonably require. All transfers and assignments shall be subject to the provisions of Article 8 and the other provisions of this Agreement. The Company may issue a new certificate in place of any certificate previously issued by it and alleged to have been lost, stolen or destroyed.
*   *    *   *   *

     IN WITNESS WHEREOF, the Members hereto have executed this Agreement as of December 1, 2007, to be effective as of the Effective Date.

WILLIAMS FIELD SERVICES COMPANY, LLC

By:	/s/ Alan S. Armstrong
Name:	Alan S. Armstrong
Title:	Senior Vice President

WILLIAMS PARTNERS OPERATING LLC

By:	Williams Partners L.P., its managing member

By:	Williams Partners GP LLC, its general partner

By:	/s/ Donald R. Chappel

Name:	Donald R. Chappel
Title:	Chief Financial Officer
Amended and Restated Limited Liability Company Agreement of Wamsutter LLC

SCHEDULE 5.4
     Pursuant to Section 5.4(b), the following is a list of matters requiring a unanimous vote of the representatives of the Management Committee for approval:
1.	The sale, assignment, transfer, lease or other disposition of all or any portion of the Company Assets for consideration in excess of $20 million in the aggregate.
2.	The purchase or other acquisition of any asset or business of, any equity interest in, or any investment in, any Person for consideration in excess of $20 million in the aggregate.
3.	The Company canceling, compromising, waiving, releasing or settling of any right, claim or lawsuit for an amount in excess of $20 million.
4.	The filing by the Company of any material lawsuit.
5.	The issuance, incurrence, guarantee or assumption of any indebtedness by the Company (except amounts borrowed under the Loan Agreement).
6.	The issuance or sale of any equity interests of the Company or any option, warrant or other security convertible into or exercisable for any Interests of the Company.
7.	The redemption, repurchase or other acquisition of any Interests of the Company.
8.	The Company making any distributions (whether in cash or otherwise) with respect to the Interests (except as provided in Section 4.3).
9.	The Company entering into, amending, terminating, canceling or renewing any material contracts outside the ordinary course of business.
10.	The Company engaging in any transaction with an Affiliate of the Company; provided, that the foregoing shall not apply to transactions or contracts in effect on the date of this Agreement or, in the ordinary course of business, transactions on commercially reasonable terms for the provision of natural gas gathering, processing, treating or marketing services or for the purchase of power or natural gas for fuel or system requirements.
11.	The Company merging or consolidating with another Person.
12.	The Company making any loan to any Person (other than extensions of credit to customers in the ordinary course of business and intercompany loans under Williams Member’s Cash Management Program).
13.	A call for Capital Contributions by the Members, except as provided in Section 5.4(c) of this Agreement.
14.	Any amendment to this Agreement or the Certificate of Formation of the Company (including any amendments thereto).
Schedule 5.4 — Page 1

15.	Any liquidation, dissolution, recapitalization or other winding up of the Company.
16.	The Company making any material change in any method of accounting or accounting principles, practices or policies, other than those required by GAAP or applicable law.
17.	The Company making, amending or revoking any material election with respect to taxes.
18.	Acquiring, commencing or conducting any activity or business that may generate income for federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code).
19.	The adoption or amendment of the Annual Business Plan.
20.	The adoption or amendment of the Average Well Decline Rate.
21.	The appointment of a new Operator pursuant to Article VII.
Schedule 5.4 — Page 2